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                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated as of the 30th day of June, 1999, between Rushmore Investment Advisors, Inc., a Texas corporation (hereinafter referred to as "Rushmore"), John A. Vann (hereinafter referred to as "Officer"), and Rushmore Financial Group, Inc., a Texas corporation ("RFG") (which joins herein as co-obligor with Rushmore as and to the same extent as Rushmore is obligated herein).

                                  WITNESSETH:

         WHEREAS, Officer is Chairman and Chief Executive Officer of Rushmore, a Texas corporation and registered investment advisor, a wholly owned subsidiary of Rushmore Financial Group, Inc. ("RFG") (Rushmore, its subsidiaries and RFG are hereinafter collectively referred to as the "Companies"), and Officer has other supervisory responsibilities for other functions of the Companies; and

         WHEREAS, Rushmore desires that Officer continue to use his experience and abilities in the business of the Companies in a capacity similar to that in which he has heretofore served; and

         WHEREAS, Officer desires to accept such employment upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Employment. Rushmore hereby agrees to employ Officer and Officer hereby agrees to serve Rushmore as Chairman, Chief Executive Officer and Chief Investment Officer of Rushmore; as Chief Investment Officer and Chairman of the Investment Committees of RFG and Rushmore Life Insurance Company ("RLICO"); and as a director of Rushmore and RFG to fill a vacancy in the Board created by a resignation for the term and on the conditions hereinafter set forth. The duties of Officer as Chief Investment Officer of Rushmore, RFG and RLICO are set forth on attached Exhibit A. These offices shall not be abolished nor the duties described in Exhibit A changed without Officer's consent during the tenure of his employment. Officer shall have such executive duties to the Companies during the term of this Agreement as shall be determined by the Board of Directors of Rushmore and RFG; however, Officer shall not be assigned to a position which shall substantially diminish his prestige or responsibility compared to that which he enjoys during the first 90 days of this Agreement. Subject to the foregoing, Officer hereby agrees to serve in any comparable executive position in the State of Texas to which he shall be directed by the Board of Directors of the Companies, and further agrees to use his best efforts to promote the efficient and profitable operation of the business of Rushmore.

2. Term of Employment. The term of Officer's employment shall commence as of the date hereof and shall be deemed to recommence on each day of the term hereof and continue in effect for a period of three years, unless terminated due to death, disability, or good cause as specified in Section 6.



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3.       Compensation.

         a. Base Compensation. As base compensation for services provided pursuant to this Agreement, Rushmore shall initially pay Officer compensation at the rate of $100,000.00 per year, which amount shall be paid beginning July 1, 1999. Within three months prior to each January 1st, the Board of Directors of Rushmore will evaluate the performance of Officer and the compensation paid to executives in other companies in the Financial Services Sector of similar size and scope of operations, during the previous year and fix his Base Compensation for the next following year at an amount which shall not be less than the prior year's Base Compensation as determined by the Board of Directors. When a new Base Compensation is fixed by the Board of Directors of Rushmore under this paragraph, it shall become the new Base Compensation and thereafter the Base Compensation shall not be less than that amount, without regard to any elective deferral of compensation by Officer. The Base Compensation provided for in this Paragraph 3 shall be payable in equal semimonthly installments on the fifteenth and last business days of each month.

         b. Incentive Compensation. As incentive compensation for the management of Rushmore, Rushmore shall pay to Officer: (i) monthly payments equal to 1/12 of 0.01% (one basis point) of total assets under management by Rushmore as of the previous month end; and (ii) quarterly payments equal to 2-1/2% of the net profit of Rushmore as of the previous quarter end (with net profit including an allocation of occupancy, tax and other indirect expenses of Rushmore that are paid by RFG), pursuant to existing policies and practices of RFG and its profit centers.

         c. Additional Compensation. The Board of Directors of Rushmore reserves the right to pay to Officer compensation and any other bonus or incentive compensation, in money, stock options, or any other form, as the Board in its discretion deems appropriate. Stock options shall be issued in amounts commensurate with the amount of options granted to other senior executive officers. The total of the Base Compensation, Incentive Compensation and Additional Compensation shall be Combined Compensation hereunder. In any year in which Officer shall elect to defer a portion of the Base Compensation to which he is entitled, such deferred amount shall be paid to Officer in the following year of this Agreement or its termination.

         d. Reimbursement. Rushmore shall provide Officer with an automobile allowance of $500.00 per month. So long as Officer shall be employed by Rushmore, he shall be entitled and authorized to incur reasonable and necessary expenses in connection with or related to his business duties, including without limitation, expenses for travel, entertainment, and similar expenses. Rushmore will pay all such expenses directly or will reimburse Officer for them.

4. Participation in Employee Benefit Programs. Officer will be entitled to participate on the same



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         basis as other senior executive employees in any employee benefit programs presently in force or subsequently adopted by Rushmore, including such pension and profit-sharing plans, hospitalization, medical and health and accident insurance programs, policies and benefits, life insurance programs and pension and retirement benefit plans as may from time to time be in effect.

5. Payments Upon Death or Disability. In the event that Officer should die or become disabled, Rushmore shall pay to the beneficiary as may have been designated in writing by Officer or, failing such designation, to Officer's estate, the sum of 90 days Combined Compensation at the then existing rate. Such payment shall be made in cash within one hundred twenty (120) days after Officer's death or disability.

6. Severance Pay Upon Termination. In the event Officer's employment is terminated by Rushmore, except for "cause" and except for Officer=s death or total disability, Rushmore shall pay to Officer as severance pay the sum of three years' Base Compensation at the then existing rate, plus any sums due in respect of increases in Base Compensation pursuant to Paragraph 3(a) hereof. Such payment shall be made in thirty-sixty (36) equal monthly installments. Termination for "cause" shall mean termination by Rushmore for any of the following reasons:

         a. Willfully and significantly damaging Rushmore's property, business, reputation or goodwill;

         b.       The commission of and indictment for a felony offense;

         c.       Stealing, dishonesty, fraud or embezzlement;

         d.       Deliberate neglect of duty;

         e.       Resignation; or

         f.       Willful and material insubordination.

         Notwithstanding any other provision of this Agreement, if during any period of time, Officer receives severance pay pursuant to this Paragraph 6 and concurrently therewith is paid any Combined Compensation (as defined in Paragraph 3 hereof), then the amount of severance pay to which Officer would otherwise be entitled hereunder shall be reduced during such period by an amount equal to the Combined Compensation paid during such period.

         Upon termination of officer's employment by Rushmore, whether such termination in initiated by Rushmore or by Officer, Rushmore shall assign to Officer the name "The John Vann Company."

7. Trade Secrets and Confidential Information. During the term of this Agreement, Officer will have access to customer lists and compilations of information and records specific to and regularly used in the operation of the business of RFG and its subsidiaries including Rushmore.



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         Officer acknowledges that such information constitutes valuable and confidential information of RFG. Officer shall not disclose any of the aforesaid private company secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or after termination of employment. All files, records, electronic and magnetic files, documents, specifications, equipment and similar information relating to the business of RFG, whether prepared by Officer or otherwise coming into Officer's possession, shall remain the exclusive property of RFG and shall not be removed from the premises of RFG except as shall be necessary for Officer to perform Officer's duties under this Agreement. Upon termination of this Agreement for any reason, Officer will deliver all such materials in his possession and all copies thereof to RFG.

8. Restrictive Covenants. In consideration the severance provisions of this Agreement and of the provision to Officer of RFG's trade secrets and confidential information, and in order to protect the rights of RFG and its subsidiaries including Rushmore to its trade secrets, confidential information, and client relationships, Officer hereby agrees as follows:

         a. Officer agrees that during the term of this Agreement and for a period of 18 months following any termination of employment, Officer shall not be an officer, director, employee, agent or representative, or an owner of more than five percent (5%) of the outstanding capital stock of any corporation, or an owner of any interest in, or employee, agent or representative of, any other form of business association, sole proprietorship or partnership that solicits, hires (whether or not solicited) or otherwise attempts to induce any employees (excluding Carmen Milbury), agents or representatives of RFG and its subsidiaries including Rushmore to terminate their position as employee, agent or representative therewith.

         b. Officer agrees that, during the term of this Agreement and for a period of 18 months following termination for any reason, Officer shall not, directly or indirectly by being an officer, director, employee, agent, representative or consultant, or a record or beneficial owner of more than five percent of the outstanding capital stock of any corporation or an owner of any interest in, or employee of, any other form of business association, sole proprietorship or partnership, conduct a financial services business or organization which engages or participates, directly or indirectly, in any business or activity that is engaged in the sale of insurance, securities or other investment products and that solicits business from any person that was a client of Rushmore or other RFG subsidiary at or within 12 months prior to the time of termination, anywhere within the State of Texas or any city of the United States in which RFG and its subsidiaries including Rushmore maintains a retail office at the time of Officer's termination.

         c. In the event that any adjudicative body shall finally hold that this Section 9 constitutes an unreasonable restriction upon Officer, the parties hereby expressly agree that the provisions of this Section 9 shall not be rendered void, but shall apply as to time and territory or to such other extent as such body may indicate constitutes a reasonable restriction under the circumstances involved.

         d. Officer agrees that irreparable harm would occur if any of the provisions of Section 8 or

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                  9 were breached and that the Company shall be entitled to
                  obtain an injunction or other equitable relief to enforce specifically the provisions thereof in any court of competent jurisdiction.

9. Vacation/Sick Days. Officer shall be entitled to an annual vacation of three (3) weeks each year at full compensation at a time mutually satisfactory to Rushmore and Officer. Unused vacation and sick days shall not accrue.

10. Approval by the Board of Directors. This Agreement has been approved by the Board of Directors of Rushmore.

11. Agreement is Personal. This Agreement is a personal agreement and the rights and interests hereunder (except that of Rushmore) may not be sold, transferred, assigned, pledged or hypothecated. This Agreement shall be binding on the heirs, executors and administrators of Officer and on the successors and assigns of Rushmore. During, Officer's lifetime, the parties hereto by mutual agreement may amend, modify or rescind this Agreement without the consent of any other person.

12. Severability of Provisions. If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.

13. Governing Law. This instrument contains the entire agreement between the parties and shall be governed by the laws of the State of Texas. It may be amended only by agreement in writing signed by each of the parties.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RUSHMORE INVESTMENT ADVISORS, INC.


By: /s/ D. M. Moore, Jr
    -------------------------------
        D. M. Moore, Jr., Chairman


RUSHMORE FINANCIAL GROUP, INC.


By: /s/ D. M. Moore, Jr.
    -------------------------------
        D. M. Moore, Jr., Chairman



    /s/ John A. Vann
-----------------------------------
JOHN A. VANN



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                                   EXHIBIT A


                      (DUTIES OF CHIEF INVESTMENT OFFICER)


1. To preside over meetings of the Investment Committees of Parent and each affiliate; and

2. To direct and supervise implementation of such investment committees' decisions.